Exhibit 4.5.43

CONTRATO DE PRENDAS DE PARTICIPACIONES	PLEDGES OF SHARES CONTRACT

En Madrid, a 21 de diciembre de 2005.	In Madrid, on 21 December 2005.

REUNIDOS	THE PARTIES

D. Alfredo Ruiz Plaza, mayor de edad, casado, de nacionalidad española, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Alfredo Ruiz Plaza, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Juan Carlos Azcona, mayor de edad, casado, de nacionalidad española, con domicilio en Proción 1, Edificio Oficor, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Juan Carlos Azcona, of Spanish nationality, of legal age, married, with domicile at Proción 1, Edificio Oficor, Madrid and National Identity Card number [N.I.C. Number].

D. Rafael Mínguez Prieto, mayor de edad, casado, de nacionalidad española, con domicilio en Velázquez 63, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Rafael Mínguez Prieto, of Spanish nationality, of legal age, married, with domicile at Velázquez 63, Madrid and National Identity Card number [N.I.C. Number].

D. Germán Ruiz Baraibar Morayta, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Germán Ruiz Baraibar Morayta, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

D. Agustín Viudas Margalef, mayor de edad, casado, de nacionalidad española, con domicilio en Ribera del Loira 28, Madrid y N.I.F. en vigor número [Número N.I.F.].	Mr. Agustín Viudas Margalef, of Spanish nationality, of legal age, married, with domicile at Ribera del Loira 28, Madrid and National Identity Card number [N.I.C. Number].

INTERVIENEN	ACTING

•      D. Alfredo Ruiz Plaza y D. Juan Carlos Azcona, en nombre y representación, debidamente apoderados, de Hertz de España, S.A., sociedad de nacionalidad española, con domicilio en José Echegaray 6 Edificio B, Las Rozas, Madrid, y con C.I.F. número A2812154. Consta inscrita en el Registro Mercantil de Madrid (T 4953, F 149, S 8, H M 81018, I/A 104).

•      Mr. Alfredo Ruiz Plaza and Mr. Juan Carlos Azcona, in the name and on behalf, as duly empowered attorneys, of Hertz de España, S.A., a company duly incorporated under the laws of Spain, with registered domicile at José Echegaray 6 Edificio B, Las Rozas, Madrid, and C.I.F. number A2812154. Registered with the Commercial Registry of Madrid (T 4953, F 149, S 8, H M

81018, I/A 104).

Hertz de España, S.A. se denominará, en lo sucesivo, el “Pignorante”.	Hertz de España, S.A. will be referred to, hereinafter, as the “Pledgor”.

•      D. Juan Carlos Azcona y D. Alfredo Ruiz Plaza, en nombre y representación, debidamente apoderados, de Hertz Alquiler de Maquinaria, S.L., sociedad de nacionalidad española, con domicilio en Febrero 7, Polígono Industrial Fin de Semana, Madrid, y con C.I.F. número B46371787. Consta inscrita en el Registro Mercantil de Madrid (T 15551, F 221, S 8, H M 258329, I/A 16).

•      Mr. Juan Carlos Azcona and Mr. Alfredo Ruiz Plaza, in the name and on behalf, as duly empowered attorneys, of Hertz Alquiler de Maquinaria, S.L., a company duly incorporated under the laws of Spain, with registered domicile at Febrero 7, Polígono Industrial Fin de Semana, Madrid, and C.I.F. number B46371787. Registered with the Commercial Registry of Madrid (T 15551, F 221, S 8, H M 258329, I/A 16).

Hertz Alquiler de Maquinaria, S.L. se denominará, en lo sucesivo, el “Hertz Alquiler de Maquinaria”.	Hertz Alquiler de Maquinaria, S.L. will be referred to, hereinafter, as the “Hertz Alquiler de Maquinaria”.

•      D. Rafael Mínguez Prieto, en nombre y representación, debidamente apoderado, de BNS Automobile Funding B.V., sociedad de nacionalidad holandesa, con domicilio en Fred. Roeskestraat 123, Amsterdam. Consta inscrita en el Registro Comercial de la Cámara de Comercio de Amsterdam con número registral 34238138.

•      Mr. Rafael Mínguez Prieto, in the name and on behalf, as a duly empowered attorney, of BNS Automobile Funding B.V., a company duly incorporated under the laws of the Netherlands, with registered domicile at Fred. Roeskestraat 123, Amsterdam. Registered with the Commercial Registry of the Chamber of Commerce of Amsterdam with trade register number 34238138.

BNS Automobile Funding B.V. se denominará, en lo sucesivo, el “Acreedor Pignoraticio”.	BNS Automobile Funding B.V. will be referred to, hereinafter, as the “Secured Creditor”.

•      D. Germán Ruiz Baraibar Morayta y D. Agustín Viudas Margalef, en nombre y representación, debidamente apoderados, de BNP Paribas Société Annonyme, sociedad de nacionalidad francesa, con domicilio en 016 Boulevard des Italiens, Paris y número 1966B04244.

•      Mr. Germán Ruiz Baraibar Morayta and Mr. Agustín Viudas Margalef, in the name and on behalf, as duly empowered attorneys, of BNP Paribas Société Annonyme, a company duly incorporated under the laws of France, with registered domicile at 016 Boulevard des Italiens, Paris, and C.I.F. number 1966B04244.

BNP Paribas Société Annonyme se denominará, en lo sucesivo, “BNP” o el “Agente de Garantías”. BNP interviene	BNP Paribas Société Annonyme will be referred to, hereinafter, as “BNP” or the “Security Agent”. BNP appears in its en su condición de Agente de Garantías (“security agent”), en virtud de su nombramiento en el Contrato entre Acreedores que más adelante se identifica y define y, en consecuencia, en nombre y por cuenta de los Acreditantes (asimismo definido más adelante).

capacity as Security Agent, by virtue of its appointment in the Intercreditor Deed (as identified and defined below) and, as consequently, in the name and on behalf of the Lenders (also defined below).

El Acreedor Pignoraticio, el Pignorante, Hertz Alquiler de Maquinaria y el Agente de Garantías serán denominados en lo sucesivo, conjuntamente, las “Partes”.	The Secured Creditor, the Pledgor, Hertz Alquiler de Maquinaria and the Security Agent shall hereinafter be jointly referred to as the “Parties”.

EXPONEN	WHEREAS

I. Que Hertz Alquiler de Maquinaria es una sociedad de nacionalidad española cuyo objeto social consiste primordialmente en el alquiler de maquinaria industrial.	I. The Hertz Alquiler de Maquinaria is a Spanish company whose corporate purpose consists primarily of the rental of industrial equipment.

II.        Que el Pignorante es titular de pleno dominio de 8.814 participaciones sociales del Hertz Alquiler de Maquinaria, de 601.012 euros de valor nominal cada una de ellas, numeradas correlativamente del 1 al 8.814, ambos inclusive, pertenecientes a una misma clase y serie, representativas del 100% del capital social de Hertz Alquiler de Maquinaria(en lo sucesivo, cada una de ellas, “Participación” y en su conjunto, las “Participaciones”). Las Participaciones se hallan completamente asumidas y desembolsadas.

II.        The Pledgor legally owns 8.814 shares (participaciones), with a face value of Euro 601,012 each, numbered from 1 to 8,814, both inclusive, belonging to the same class and series, representing 100% of the share capital of Hertz Alquiler de Maquinaria (hereinafter, each of them will be referred to as “Share” and, jointly, as the “Shares”). The Shares are fully subscribed and paid-up.

Los títulos de propiedad acreditativos de la asunción o adquisición de las Participaciones por el Pignorante están identificados en el Anexo I.	The titles evidencing the Pledgor’s ownership of the Shares are those identified in Annex I.

III.      Que en fecha 21 de diciembre de 2005 Hertz International, Ltd., el Acreedor Pignoraticio, ciertos Acreditados y Garantes (incluido el Pignorante) (todos ellos, incluidos los que puedan adquirir esa condición en el futuro, los “Obligados”), BNP Paribas Société

III.      On 21 December 2005, Hertz International, Ltd., the Secured Creditor, certain Borrowers and Guarantors (including the Pledgor) (all of them, including those that may become Borrowers or Guarantors in the future, the “Obligors”), BNP Paribas

Annonyme y The Royal Bank of Scotland plc como mandated lead arrangers, CALYON como co-arranger y BNP Paribas como agente, el Agente de Garantías y las instituciones financieras señaladas en el mismo (dichas entidades, así como todas las que en adelante accedan, se incorporen o las sustituyan como acreditantes, los “Acreditantes”), suscribieron un contrato senior de facilidades crediticias puente regido por Ley inglesa, (el “Contrato de Créditos Puente”). En virtud de la firma del Contrato de Créditos Puente por el Pignorante como Garante, el Pignorante ha otorgado en favor de los Acreditantes una garantía personal solidaria por las obligaciones de todos los Obligados. El Contrato de Créditos Puente ha sido elevado a público en la fecha de este contrato por el Acreedor Pignoraticio y los Acreditantes, mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

Société Annonyme and The Royal Bank of Scotland plc as mandated lead arrangers, CALYON as co-arranger and BNP Paribas as facility agent, the Security Agent and the financial institutions listed therein (such entities, together with any other that may accede as lenders or substitute such lenders, the “Lenders”), amongst others, have executed a senior bridge facilities agreement governed by English law (the “Bridge Facilities Agreement”). By virtue of the execution of the Bridge Facilities Agreement by the Pledgor as a Guarantor, the Pledgor has granted in favour of the Lenders a joint and several personal guarantee for the obligations of all of the Obligors. The Bridge Facilities Agreement has been raised to the category of a public document on the date of this contract by the Secured Creditor and the Lenders, in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

IV.      Que en fecha 21 de diciembre de 2005 Hertz International, Ltd., el Acreedor Pignoraticio, ciertos Acreditados y Garantes (incluido el Pignorante), BNP Paribas como agente, el Agente de Garantías y ciertas entidades financieras, entre otros, suscribieron un contrato entre acreedores regido por Ley inglesa, (el “Contrato entre Acreedores”). En virtud de lo previsto en el Contrato entre Acreedores, cualesquiera referencias, derechos y obligaciones conferidas o asumidas en este contrato por el Agente de Garantías se entenderán conferidas o asumidas en nombre y por cuenta de los Acreditantes en cada momento. El Contrato entre Acreedores ha sido elevado a público en la fecha de este contrato mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

IV.      On 21 December 2005, Hertz International, Ltd., the Secured Creditor, certain Borrowers and Guarantors (including the Pledgor), BNP Paribas as facility agent, the Security Agent and certain financial entities, amongst others, have executed an intercreditor agreement governed by English law (the “Intercreditor Deed”). By virtue of the provisions of the Intercreditor Deed, any references, rights and obligations conferred upon or assumed by the Security Agent under this contract will be conferred or assumed in the name and on behalf of the Lender at any given time. The Intercreditor Deed has been raised to the category of a public document on the date of this contract in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

V.       Que el 21 de diciembre de 2005 el Acreedor Pignoraticio y el Pignorante han suscrito un contrato de crédito regido por Ley inglesa (el “Crédito Garantizado al Pignorante”) en virtud del cual el Acreedor Pignoraticio ha concedido un crédito al Pignorante. El Crédito Garantizado al Pignorante ha sido elevado a público en la fecha de este contrato mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

V.       On 21 December 2005, the Secured Creditor and the Pledgor have entered into a secured loan governed by English law (the “Secured Loan to the Pledgor”) by which the Secured Creditor has granted a loan to the Pledgor. The Secured Loan to the Pledgor has been raised to the category of a public document on the date of this contract in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

VI.      Que el 21 de diciembre de 2005 el Acreedor Pignoraticio y Hertz Alquiler de Maquinaria han suscrito un contrato de crédito regido por Ley inglesa (el “Crédito Garantizado a Hertz Alquiler de Maquinaria” y juntamente con el Crédito Garantizado al Pignorante, los “Créditos Garantizados”) en virtud del cual el Acreedor Pignoraticio ha concedido un crédito a Hertz Alquiler de Maquinaria. El Crédito Garantizado a Hertz Alquiler de Maquinaria ha sido elevado a público en la fecha de este contrato mediante escritura pública autorizada por el Notario de Madrid Don Carlos de Prada Guaita.

VI.      On 21 December 2005, the Secured Creditor and Hertz Alquiler de Maquinaria have entered into a secured loan governed by English law (the “Secured Loan to Hertz Alquiler de Maquinaria” and together with the Secured Loan to the Pledgor, the “Secured Loans”) by which the Secured Creditor has granted a loan to Hertz Alquiler de Maquinaria. The Secured Loan to Hertz Alquiler de Maquinaria has been raised to the category of a public document on the date of this contract in a notarial deed granted before the Notary Public of Madrid Mr. Carlos de Prada Guaita.

VII.     Que con el fin de evitar repeticiones innecesarias, las referencias realizadas por las Partes al Contrato de Creditos Puente, al Contrato entre Acreedores y a los Créditos Garantizados se entenderán también a sus respectivos plazos, calendarios de amortización, tipos de interés aplicables y a los restantes términos y condiciones de los mismos.

VII.     The parties refer to the Bridge Facilities Agreement, the Intercreditor Deed and the Secured Loans with regard to their terms, repayment schedules, applicable interest rates and the remaining terms and conditions thereof to avoid unnecessary repetitions.

VIII.   Que el Acreedor Pignoraticio, el Agente de Garantías, el Pignorante y Hertz Alquiler de Maquinaria reconocen y ratifican plenamente los términos y condiciones del Contrato de Créditos Puente, el Contrato entre Acreedores y

VIII.   The Secured Creditor, the Security Agent, the Pledgor and Hertz Alquiler de Maquinaria have full knowledge and are fully aware of, and confirm all the terms and conditions stated in, the Bridge Facilities Agreement, the

los Créditos Garantizados, que se entenderán aquí incorporados por referencia.	Intercreditor Deed and Secured Loans which are herein incorporated by reference.

IX. Que los términos contenidos en este Contrato que empiecen por mayúscula y que no estén definidos en el mismo tendrán el significado que se les atribuya en el Contrato de Créditos Puente.	IX. Capitalized terms used but not defined in this Contract have the respective meanings ascribed thereto in the Bridge Facilities Agreement.

X.       Que las Partes han acordado que el Pignorante constituiría (i) un derecho real de prenda sobre las Participaciones a favor del Agente de Garantías en garantía del íntegro y puntual cumplimiento de sus obligaciones bajo el Contrato de Créditos Puente (con la misma extensión y alcance que la garantía personal prestada por el Pignorante bajo el Contrato de Créditos Puente), (ii) un derecho real de prenda sobre las Participaciones a favor del Acreedor Pignoraticio en garantía del íntegro y puntual cumplimiento de sus obligaciones bajo el Crédito Garantizado al Pignorante, y (iii) un derecho real de prenda sobre las Participaciones a favor del Acreedor Pignoraticio en garantía del íntegro y puntual cumplimiento por Hertz Alquiler de Maquinaria de sus obligaciones bajo el Crédito Garantizado a Hertz Alquiler de Maquinaria.

X.       The Parties have agreed that the Pledgor would grant (i) a pledge over the Shares in favour of the Security Agent as security for the full and timely compliance with all its obligations under the Bridge Facilities Agreement (to the same extent and with the same scope as the guarantee of the Pledgor under the Bridge Facilities Agreement), (ii) a pledge over the Shares in favour of the Secured Creditor as security for the full and timely compliance with all its obligations under the Secured Loan to the Pledgor, and (iii) a pledge over the Shares in favour of the Secured Creditor as security for the full and timely compliance by Hertz Alquiler de Maquinaria with all its obligations under the Secured Loan to Hertz Alquiler de Maquinaria.

XI. Que en virtud de cuanto antecede, las Partes están interesadas en otorgar el presente Contrato de Prenda de Participaciones (en lo sucesivo, el “Contrato”), que se regirá por las siguientes	XI. Pursuant to the aforementioned, the Parties wish to grant this Pledge of Shares Contract (hereinafter, the “Contract”), which shall be governed by the following:

CLÁUSULAS	CLAUSES

PRIMERA.- CONSTITUCIÓN DE DERECHOS REALES DE PRENDA	FIRST.- CREATION OF THE PLEDGES

1.1 Como garantía del íntegro y puntual	1.1 To guarantee the fulfillment by the

cumplimiento por parte del Pignorante de todas sus obligaciones de pago en el Crédito Garantizado al Pignorante y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) del Pignorante al Acreedor Pignoraticio bajo el Crédito Garantizado al Pignorante (en lo sucesivo, las “Obligaciones Garantizadas A”), el Pignorante, por medio del presente Contrato, constituye un derecho real de prenda (en lo sucesivo, la “Prenda A”) sobre las Participaciones en favor del Acreedor Pignoraticio.

Pledgor of all its payment obligations under the Secured Loan to the Pledgor and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Secured Creditor under the Secured Loan to the Pledgor (hereinafter, the “Secured Obligations A”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Secured Creditor, a pledge (hereinafter, the “Pledge A”) over the Shares.

En particular, la Prenda A garantiza las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones del Pignorante, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Crédito Garantizado al Pignorante.

In particular, the Pledge A secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of the Pledgor, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Secured Loan by the Pledgor.

El Acreedor Pignoraticio acepta, en su propio nombre y derecho la constitución de la Prenda A.	The Secured Creditor, in its own name and on its own behalf hereby accepts the creation of the Pledge A.

1.2      Como garantía del íntegro y puntual cumplimiento por parte del Pignorante de todas sus obligaciones de pago en el Contrato de Créditos Puente y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) del Pignorante a los Acreditantes bajo el Contrato de Créditos Puente (en lo sucesivo, las “Obligaciones Garantizadas B”), el Pignorante, por medio del presente Contrato, constituye en favor de los Acreditantes tantos derechos reales de prenda (en lo sucesivo, las “Prendas

1.2      To guarantee the fulfillment by the Pledgor of all its payment obligations under the Bridge Facilities Agreement and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Lenders under the Bridge Facilities Agreement (hereinafter, the “Secured Obligations B”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Lenders, as many pledges (hereinafter, the “Pledges B”) over the Shares as obligations arise under the Bridge Facilities Agreement. All of the

B”) sobre las Participaciones cuantas obligaciones resultan del Contrato de Créditos Puente. Todas las Prendas B tienen el mismo rango.	Pledges B shall have the same ranking.

En particular, las Prendas B garantizan las obligaciones de pago de principal, intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones del Pignorante, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Contrato de Créditos Puente.

In particular, the Pledges B secures the payment of principal, ordinary interest, default interest, fees, costs, expenses and any other amounts and obligations of the Pledgor, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Bridge Facilities Agreement.

El Agente de Garantías acepta, en su propio nombre y derecho y en nombre y representación de los Acreditantes, la constitución de las Prendas B.	The Security Agent, in its own name and behalf and in its capacity as security agent for the Lenders, hereby accepts the creation of the Pledges B.

1.3      Como garantía del íntegro y puntual cumplimiento por parte de Hertz Alquiler de Maquinaria de todas sus obligaciones de pago en el Crédito Garantizado a Hertz Alquiler de Maquinaria y todas las obligaciones y responsabilidades presentes o futuras (tanto existentes como contingentes, tanto conjunta o mancomunadamente o en cualquier otra capacidad) de Hertz Alquiler de Maquinaria al Acreedor Pignoraticio bajo el Crédito Garantizado a Hertz Alquiler de Maquinaria (en lo sucesivo, las “Obligaciones Garantizadas C” y, juntamente con las Obligaciones Garantizadas A y las Obligaciones Garantizadas B, las “Obligaciones Garantizadas”), el Pignorante, por medio del presente Contrato, constituye un derecho real de prenda (en lo sucesivo, la “Prenda C” y juntamente con la Prenda A y las Prendas B, las “Prendas”) sobre las Participaciones en favor del Acreedor Pignoraticio.

1.3      To guarantee the fulfillment by Hertz Alquiler de Maquinaria of all its payment obligations under the Secured Loan to Hertz Alquiler de Maquinaria and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of Hertz Alquiler de Maquinaria to the Secured Creditor under the Secured Loan to Hertz Alquiler de Maquinaria (hereinafter, the “Secured Obligations C” and together with the Secured Obligations A and the Secured Obligations B, the “Secured Obligations”), the Pledgor, by virtue of this Contract, hereby creates, for the benefit of the Secured Creditor, a pledge (hereinafter, the “Pledge C” and together with the Pledge A and the Pledges B, the “Pledges”) over the Shares.

En particular, la Prenda C garantiza las obligaciones de pago de principal,	In particular, the Pledge C secures the payment of principal, ordinary interest,

intereses ordinarios, intereses de demora, comisiones, costes, gastos y cualesquiera otros gastos y obligaciones de Hertz Alquiler de Maquinaria, incluyendo aquellas nacidas del vencimiento anticipado de las cantidades debidas, o a causa de la resolución del Crédito Garantizado a Hertz Alquiler de Maquinaria.

default interest, fees, costs, expenses and any other amounts and obligations of Hertz Alquiler de Maquinaria, including those arising pursuant to an acceleration of the amounts due under, or due to an early termination of, the Secured Loan to Hertz Alquiler de Maquinaria.

El Acreedor Pignoraticio acepta, en su propio nombre y derecho la constitución de la Prenda C.	The Secured Creditor, in its own name and on its own behalf hereby accepts the creation of the Pledge C.

1.4      El Acreedor Pignoraticio en este acto nombra irrevocablemente al Agente de Garantías como su representante y agente en relación con sus derechos como acreedor pignoraticio en este Contrato (incluyendo la facultad de autocontratación) de manera que, en adelante, todas las referencias al Agente de Garantías deban entenderse extendidas al Acreedor Pignoraticio con la misma extensión con que el Agente de Garantías actúa en representación de los Acreditantes (salvo que expresamente se establezca lo contrario).

1.4      The Secured Creditor hereby irrevocably appoints the Security Agent as its representative and agent in relation to its rights as secured creditor in this Contract (including the power to act even in situations of self-contracting). As a result, hereinafter, any references to the Security Agent shall be understood as inclusive of the Secured Creditor to the same extent as the representation with which the Security Agent acts on behalf of the Lenders (except where expressly indicated differently).

1.5      Las Prendas constituidas por el Pignorante en las cláusulas 1.1, 1.2 y 1.3 anteriores son prendas simultáneas y comparten todas ellas el mismo rango en los términos que resultan de el presente Contrato.

1.5 The Pledges created by the Pledgor in clauses 1.1, 1.2 and 1.3 above are simultaneous pledges and all of them share the same ranking in accordance with the terms in this Contract.

1.6      Las Prendas se constituyen sin perjuicio de la responsabilidad patrimonial universal del Pignorante y de Hertz Alquiler de Maquinaria derivada de sus obligaciones conforme al Contrato de Créditos Puente, a los Créditos Garantizados o a cualesquiera de los documentos de los que sean partes, que no se entenderá limitada en modo alguno por la constitución de las Prendas.

1.6      The Pledges are created without prejudice to the Pledgor’s and Hertz Alquiler de Maquinaria’s personal unlimited liability arising under their obligations pursuant to the Bridge Facilities Agreement, the Secured Loans or any other documents in which they appear, which is not deemed to be limited in any form by the creation of the Pledges.

1.7 El Pignorante declara y garantiza al Agente de Garantías que:	1.7 The Pledgor represents and warrants to the Security Agent that:

(a) el Pignorante es el único titular de las Participaciones; y	(a) the Pledgor is the sole owner of the Shares; and

(b) sobre las Participaciones no pesa ninguna prenda, carga, gravamen o derecho alguno de tercero, excepto por lo permitido bajo el Contrato de Créditos Puente.	(b) the Shares are free from any charges, liens, encumbrances, or any restrictions to their transfer, assignment or encumbrance, except as permitted under the Bridge Facilities Agreement.

1.8      Las Prendas se extenderán a cualesquiera otros bienes (ya sea materiales o inmateriales), derechos, títulos, acciones, valores o efectivo que puedan reemplazar o sean intercambiables por o inherentes a las Participaciones en caso de fusión, escisión, disolución, aumento o reducción de capital, conversión o canje de Participaciones, transformación, división o cualesquiera otras causas similares que afecten a Hertz Alquiler de Maquinaria, siempre que cualquiera de las anteriores circunstancias esté permitida con arreglo a los términos del Contrato de Créditos Puente y de los Créditos Garantizados y se haya producido efectivamente, de lo cual deberán notificar el Pignorante al Agente de Garantías con al menos treinta (30) días naturales de antelación respecto de la fecha en que la circunstancia se produzca o, en cualquier caso, desde que tuvieran conocimiento de la circunstancia. Dicha extensión se instrumentará a petición razonable del Agente de Garantías mediante el otorgamiento de la clase de garantía que proceda en función de la naturaleza del bien o derecho que sustituya efectivamente a las Participaciones y, en caso de tratarse de Participaciones emitidas en una ampliación de capital, de conformidad con lo dispuesto en la Cláusula 4

1.8      The Pledges shall extend to any other assets (whether tangible or not), rights, titles, securities or cash that may replace or are exchangeable for or attach to the Shares in the event of merger, split, dissolution, increase or decrease of capital, conversion or exchange of the Shares, transformation, division or any other similar cause that affects Hertz Alquiler de Maquinaria, to the extent that any such circumstances are permitted pursuant to the provisions of the Bridge Facilities Agreement and the Secured Loans and that such circumstances have effectively taken place. The Pledgor shall notify the Security Agent of any such circumstances at least thirty (30) calendar days prior to the date on which such circumstances occur or, in any event, as soon as they become aware of such circumstances. Said extension shall be implemented, at the reasonable request of the Security Agent, by means of the grant of the type of guarantee that may be suitable according to the nature of the assets, rights, titles, securities or funds which may effectively replace the Shares and, in the case of shares issued in a share capital increase, according to Clause 4 below. The Pledgor grants in favour of the Security Agent a power of attorney to grant, in case of non-execution of the Pledgor upon written request of the Security Agent, as many siguiente. El Pignorante confiere a favor del Agente de Garantías un mandato representativo para en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías otorgar cuantos documentos públicos o privados fueren necesarios para formalizar dicha extensión, aunque ello suponga autocontratación. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones Garantizadas y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas.

public or private documents as are necessary in order to formalize said extension, even if such granting of powers implies self-dealing. Said power of attorney is necessary for compliance with the Secured Obligations and, therefore, shall be irrevocable as long as the Pledges are not cancelled.

En adelante, cualquier referencia hecha a las Participaciones en este Contrato se entenderá hecha a cualquier bien, derecho, título, valor, efectivo u objeto que, en virtud de lo indicado en esta cláusula, sustituya efectivamente a las Participaciones o sea intercambiable por o inherente a las Participaciones.

Any references hereinafter made to the Shares in this Contract shall be understood to be applicable to any of the rights, titles, securities, assets or cash that effectively replace or are exchangeable for or attach to the Shares.

1.9      Las Partes acuerdan que este Contrato no modificará, alterará ni afectará a los términos y condiciones del Contrato de Créditos Puente, de los Créditos Garantizados o cualquier otro documento, instrumento o acuerdo contemplado en el mismo.

1.9      The Parties hereby agree that this Contract shall not amend, modify, alter or affect the terms and conditions of the Bridge Facilities Agreement, the Secured Loans or any other document, instruments or agreements contemplated thereby.

1.10   En el supuesto de que el Contrato de Créditos Puente o los Créditos Garantizados fueran declarados nulos o ineficaces por cualquier razón por un juez competente, las Prendas garantizarán el cumplimiento de cualquier obligación de pago válida del Pignorante o de Hertz Alquiler de Maquinaria a favor de los Acreditantes o el Acreedor Pignoraticio bajo el Contrato de Créditos Puente o bajo los Créditos Garantizados que pueda resultar de dicha nulidad o ineficacia.

1.10   In the event that the Bridge Facilities Agreement or the Secured Loans are at any time declared void or ineffective for any circumstance by any competent court, the Pledges shall secure the fulfilment of any valid payment obligations of the Pledgor or Hertz Alquiler de Maquinaria in favour of the Lenders or the Secured Creditor under the Bridge Facilities Agreement or under the Secured Loans that may arise from such voidance or ineffectiveness.

SEGUNDA.- INDIVISIBILIDAD DE LAS PRENDAS	SECOND.- INDIVISIBILITY OF THE PLEDGES

Las Prendas tienen carácter indivisible. En consecuencia, el cumplimiento parcial de las correspondientes Obligaciones Garantizadas no extinguirá proporcionalmente las Prendas. Conforme a la cláusula 7 siguiente, el Pignorante solamente podrá exigir la cancelación de las Prendas tras el íntegro cumplimiento de las Obligaciones Garantizadas.

The Pledges are created with an indivisible nature. Consequently, partial fulfillment of the corresponding Secured Obligations shall not extinguish the Pledges proportionally. Subject to clause 5 below, the Pledgor shall be entitled to cancel the Pledges only after the Secured Obligations have been fully discharged.

TERCERA.- ENTREGA DE LOS TÍTULOS DE PROPIEDAD DE LAS ACCIONES	THIRD.- DELIVERY OF THE PROPERTY TITLES

3.1      El Pignorante hace entrega en este acto al Agente de Garantías de los documentos públicos acreditativos de la titularidad del Pignorante sobre las Participaciones (los “Títulos de Propiedad”). Los Títulos de Propiedad serán custodiados por el Agente de Garantías y serán devueltos al Pignorante una vez canceladas las Prendas. El Pignorante se compromete a realizar cualquier acción necesaria o conveniente al objeto de mantener el depósito de los Títulos de Propiedad tal y como se describe en la presente Cláusula.

3.1.     The Pledgor hereby delivers to the Security Agent, the public documents evidencing the Pledgor’s ownership of the Shares (the “Property Titles”). The Property Titles shall be safeguarded by the Security Agent, and will be returned to the Pledgor once the Pledges has been cancelled. The Pledgor undertakes to do whatever is necessary or convenient in order to maintain the deposit of the Property Titles as herein provided.

3.2      Dado que de acuerdo con lo dispuesto por el artículo 5 de la Ley 2/1995 las Participaciones no pueden estar representadas por medio de títulos o anotaciones en cuenta, a los efectos traslativos de la posesión a que se refiere el artículo 1.863 del Código Civil las Participaciones pignoradas se entienden puestas a disposición del Agente de Garantías mediante la notificación de la Prenda referida en la Cláusula 4.3.

3.2.     Since, pursuant to Article 5 of Law 2/1995, the Shares cannot be represented by titles or by book entries (“anotaciones en cuenta”), for the purposes of the delivery of possession referred to in Article 1863 of the Civil Code, the delivery of possession of the Shares to the Security Agent is made by the serving of the notice referred to in Clause 4.3.

3.3 Las Partes requieren al Notario para que incorpore una diligencia en los Títulos de Propiedad al objeto de reflejar la	3.3. The Parties instruct the attesting Notary Public to record on the relevant Property Titles the creation of the

pignoración de las Participaciones.	Pledges.

3.4      Hertz Alquiler de Maquinaria en este acto se da por notificado de la constitución de las Prendas sobre las Participaciones y, en prueba de ello, entrega al Agente de Garantías una copia certificada notarialmente del libro registro de socios que acredita que ha quedado registrada la constitución de las Prendas en el Libro Registro de Socios.

3.4.     Hertz Alquiler de Maquinaria hereby acknowledges the creation of the Pledges over the Shares and, as evidence thereof, delivers to the Security Agent a notarial certified copy of the Shareholders’ Registry Book evidencing the recordation of the Pledges in the Shareholders’ Registry Book of Registered Shares.

CUARTA.- AUMENTOS DE CAPITAL	FOURTH.- SHARE CAPITAL INCREASES

4.1      El Pignorante podrá acordar el aumento del capital social de Hertz Alquiler de Maquinaria mediante la emisión de nuevas participaciones siempre que (i) haya notificado esta intención al Agente de Garantías con al menos quince (15) días naturales de antelación respecto de la fecha de la junta general de socios de Hertz Alquiler de Maquinaria en la que se pretenda aprobar el acuerdo de aumento de capital y (ii) cuente con las autorizaciones pertinentes de conformidad con el Contrato de Creditos Puente.

4.1      The Pledgor may increase the share capital of Hertz Alquiler de Maquinaria by issuing new shares provided that (i) it has served notice of its intent to the Security Agent at least fifteen (15) calendar days prior to the date of the general shareholders’ meeting of Hertz Alquiler de Maquinaria where it is intended that the share capital increase will be approved and (ii) has obtained any pertinent authorizations in accordance with the Bridge Facilities Agreement.

4.2 En el caso de que, durante la vigencia de las Prendas, se apruebe un aumento del capital social de Hertz Alquiler de Maquinaria, las Partes expresamente acuerdan lo siguiente:	4.2 In the event that, within the term of the Pledges, a share capital increase of Hertz Alquiler de Maquinaria takes place, the Parties expressly agree to the following:

(a)      El Pignorante se compromete a que las Participaciones pignoradas en favor del Agente de Garantías representen en cada momento el 100% del capital social de Hertz Alquiler de Maquinaria, debiendo en caso de aumento de capital, y salvo autorización previa y por escrito del Agente de Garantías, ejercitar su derecho de asunción preferente en los términos del apartado (c) posterior para asumir cuantas participaciones de nueva

(a)      The Pledgor undertakes that the Shares pledged in favour of the Security Agent shall represent at all times one hundred per cent (100%) of Hertz Alquiler de Maquinaria’s share capital and, therefore, in the event of a share capital increase, except where the Security Agent has given prior authorization in writing, the Pledgor shall exercise its pre-emptive right upon the terms described in paragraph (c) below in order to subscribe as many new

creación sean necesarias con el fin de que la participación porcentual del Pignorante en el capital social de Hertz Alquiler de Maquinariano no se vea reducida.	shares as may be necessary in order to maintain at all times the same proportion of Hertz Alquiler de Maquinaria’s share capital.

(b)      El Pignorante no votará en una Junta General de Socios a favor de la exclusión del derecho de asunción preferente en relación con las participaciones que se creen como resultado del aumento de capital.

(b) The Pledgor shall not vote in the General Shareholders Meeting in favour of the exclusion of the pre-emptive rights regarding the shares issued as a result of the share capital increase.

(c)      Si el Pignorante ejercita su derecho de asunción preferente, las Prendas creadas por este Contrato se extenderán a las nuevas participaciones creadas. A tal efecto, el Pignorante asumirá las nuevas participaciones a través del Agente de Garantías, a cuyo favor confiere un mandato irrevocable con dicho propósito en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías, y a quien el Pignorante proveerá de los fondos necesarios para la adquisición de las nuevas participaciones con una antelación mínima de quince (15) días naturales antes del final del período de asunción. Las nuevas participaciones, una vez en poder del Agente de Garantías, deberán ser pignoradas a favor de éste en los mismos términos y condiciones que las incluidas en este Contrato. La extensión de las Prendas deberá ser otorgada en una póliza o contrato complementarios, autorizada por Notario, que podrá otorgar el Agente de Garantías en nombre del Pignorante haciendo uso del mandato representativo referido en la Cláusula 1.8 anterior.

(c)      If the Pledgor exercises its pre-emptive right, the Pledges created by this Contract shall extend to the new shares created. To such effect, the Pledgor shall acquire the new shares through the Security Agent, in whose favour the Pledgor grants an irrevocable power of attorney in this regard, in case of non-execution of the Pledgor upon written request of the Security Agent, and to whom the Pledgor will provide the funds necessary to acquire the new shares, at least fifteen (15) calendar days prior to the expiration of the subscription period. The new shares, once in the possession of the Security Agent, shall be deemed to be pledged in favour of the Security Agent upon the same terms and conditions as those provided for in this Contract. The extension of the Pledges will be recorded in a supplementary public deed or contract, executed with the intervention of a Spanish Notary Public. Said deed can be executed by the Security Agent on behalf of the Pledgor using the power of attorney granted according to Clause 1.8 above.

(d) Sin perjuicio de lo anterior, la asunción de las nuevas participaciones también podrá	(d) Notwithstanding the above, another company within the Pledgor’s Group (as such term is defined in realizarse por una compañía del Grupo (tal como este término se define el en Contrato de Créditos Puente) del Pignorante siempre que dicha compañía asuma el compromiso irrevocable y por escrito frente al Agente de Garantías con anterioridad a la asunción que otorgará una prenda en favor del Agente de Garantías sobre las participaciones asumidas sustancialmente en la misma forma y contenido que este Contrato (y de acuerdo con lo establecido en esta cláusula) en garantía de las Obligaciones Garantizadas.

the Bridge Facilities Agreement) may also subscribe for the new shares provided that such company irrevocably undertakes to the Security Agent in writing prior to such subscription that it will grant a pledge in favour of the Security Agent over the newly subscribed shares substantially in the same form and substance as this Contract (and in accordance with the provisions of this clause) as collateral for the Secured Obligations.

4.3      Hertz Alquiler de Maquinaria notificará al Agente de Garantías la adopción de cualquier acuerdo de aumento de capital social mediante la creación de nuevas participaciones en el plazo de cinco (5) días naturales a contar desde la fecha de adopción del mismo. Hertz Alquiler de Maquinaria:

4.3      Hertz Alquiler de Maquinaria shall give notice to the Security Agent of any resolution approving a share capital increase through the issue of new shares within five (5) calendar days following the date of approval of such resolution. Hertz Alquiler de Maquinaria shall:

(a)      elevará dicho acuerdo y su ejecución a escritura pública otorgada ante el Notario español que libremente designe o, en su defecto, ante el designado por el Agente de Garantías, dentro de los cinco (5) días hábiles siguientes a la adopción del acuerdo;

(a)      within the five (5) business days following the approval of the resolution, execute a public deed elevating the aforementioned resolution to the status of a public document before a Notary Public designated by Hertz Alquiler de Maquinaria or, if the Hertz Alquiler de Maquinaria does not designate a Notary Public, before a Notary Public appointed by the Security Agent;

(b)      liquidará los tributos que procedan y, en particular, el Impuesto de Transmisiones Patrimoniales (modalidad “Operaciones Societarias”), dentro de los cinco (5) días hábiles siguientes al otorgamiento de la escritura;

(b)      within the five (5) business days following the execution of the aforementioned public deed, pay the relevant taxes and, in particular, the Spanish Transfer Tax (“Impuesto de Transmisiones Patrimoniales”);

(c) presentará tal escritura en el Registro Mercantil correspondiente	(c) within the maximum period of five (5) business days following the

dentro del plazo máximo de cinco (5) días hábiles siguientes a la liquidación de tributos;	payment of the aforementioned taxes, submit the public deed to the relevant Spanish Commercial Registry (“Registro Mercantil”);

(d)      inscribirá las nuevas participaciones a nombre del Pignorante en el Libro Registro de Socios dentro de los cinco (5) días hábiles siguientes a la inscripción del aumento de capital mediante la creación de nuevas participaciones en el Registro Mercantil competente; y

(d)      within the five (5) business days following the filing of the deed at the relevant Commercial Registry, register the new Shares under the name of the Pledgor in the Shareholders’ Registry Book (“Libro Registro de Socios”); and

(e)      una vez realizadas todas las actuaciones anteriores y dentro de los cinco (5) días hábiles siguientes a la inscripción de las nuevas participaciones en el Libro Registro de Socios, el Pignorante formalizará la extensión de las Prendas en documento público ante el Notario español que libremente designe o, en su defecto, ante el designado por el Agente de Garantías, y entregará las nuevas participaciones pignoradas según lo previsto en la Cláusula 3 anterior.

(e)      within the five (5) business days following the registration of the new shares in the Shareholders’ Registry Book, the Pledgor shall raise the extension of the Pledges to the status of a public document before a Notary Public designated by the Pledgor or, if the Pledgor does not designate a Notary Public, before a Notary Public appointed by the Security Agent, and shall deliver the new pledged shares as per Clause 3 above.

(f) se hará cargo en todo momento de los gastos, aranceles y tributos correspondientes, en los términos y con el alcance previsto en el Contrato de Créditos Puente.	(f) bear at all times all costs, fees and taxes, in the terms and with the scope provided under the Bridge Facilities Agreement.

QUINTA.- OBLIGACIONES DEL PIGNORANTE Y DE HERTZ ALQUILER DE MAQUINARIA	FIFTH.- COVENANTS OF THE PLEDGOR AND HERTZ ALQUILER DE MAQUINARIA

5.1 Durante la vigencia de las Prendas, el Pignorante se compromete irrevocable e incondicionalmente a:	5.1 During the term of the Pledges, the Pledgor irrevocably and unconditionally undertakes:

(a) a que las Participaciones pignoradas por medio de este Contrato representen en cada momento el 100% del capital social de Hertz Alquiler de Maquinaria, salvo que reciba autorización en contrario

(a)      unless otherwise authorised pursuant to the Bridge Facilities Agreement, that the Shares pledged hereunder shall constitute at all times one hundred per cent (100%) of the total share capital of Hertz

conforme al Contrato de Créditos Puente;	Alquiler de Maquinaria;

(b)      no vender, transmitir, ceder, canjear, disponer ni constituir ningún tipo de carga o gravamen, ni constituir ningún derecho de opción o restricción a su libre transmisibilidad, sobre las Participaciones, sin el previo consentimiento por escrito del Agente de Garantías excepto por lo permitido en el Contrato de Créditos Puente;

(b)      not to, without the prior written consent of the Security Agent, sell, transfer, assign, dispose of or create any form of charge, pledge, encumbrance or lien on the Shares, nor create any option right or any restriction to the free transfer of the Shares except as permitted under the Bridge Facilities Agreement;

(c)      no ejercitar, sin el previo consentimiento por escrito del Agente de Garantías, los derechos de voto inherentes a las Participaciones de forma que varíen las características de las Participaciones, o de cualesquiera derechos relacionados con éstas en detrimento de las Prendas, o de la capacidad del Agente de Garantías o de los Acreditantes para realizar la garantía aquí constituida;

(c)      not to, without the prior written consent of the Security Agent, exercise the voting rights attached to the Shares in any way that may materially and adversely affect the nature of the Shares or any rights related to them to the detriment of the Pledges, or the ability of the Security Agent or the Lenders to realise the security created hereunder;

(d)      asumir y entregar, o hacer asumir y entregar, todos y cualesquiera documentos necesarios para crear, perfeccionar, preservar, validar o de cualquier otra manera proteger las Prendas y la garantía sobre las Participaciones, así como el rango de las mismas; y

(d)      to execute and deliver, or cause the execution and deliverance of, each and every document necessary to create, improve, preserve, validate or otherwise protect the Pledges and the guarantee over the Shares, as well as the ranking of said Pledges; and

(e)      mantener o hacer que se mantenga en todo momento las Prendas y la garantía sobre las Participaciones, así como el rango de las mismas y la atribución, en los Estatutos Sociales de Hertz Alquiler de Maquinaria, en caso de resultar de aplicación lo previsto en la Cláusula 6 siguiente y desde que suceda un Supuesto de Vencimiento Anticipado (tal como se define más abajo), del ejercicio de los derechos políticos en caso de

(e)      at all times, to maintain, or cause the maintenance of, the Pledges and the guarantee over the Shares, as well as the ranking of said Pledges and a provision at Hertz Alquiler de Maquinaria’s By-laws conferring the pledgee the power to exercise the voting and other political rights pursuant to Clause 6 below and upon the occurrence of an Event of Acceleration (as defined below).

prenda de Participaciones al acreedor pignoraticio.

5.2      Durante la vigencia de las Prendas, Hertz Alquiler de Maquinaria se compromete irrevocable e incondicionalmente a: (i) notificar al Agente de Garantías mediante correo urgente certificado con acuse de recibo:

5.2      During the term of the Pledges, Hertz Alquiler de Maquinaria irrevocably and unconditionally undertakes to: (i) notify the Security Agent by registered mail with acknowledgment of receipt (“correo certificado con acuse de recibo”) of:

(a) la solicitud de la declaración de concurso voluntario dentro de los cinco (5) días hábiles siguientes a la presentación del escrito de solicitud ante el Juez competente;	(a) the application for a judicial declaration of voluntary bankruptcy (“concurso voluntario”) within five (5) working days following the presentation of its application before the relevant Judge;

(b)      la admisión a trámite de la solicitud de concurso necesario presentada por cualquier legitimado distinto a Hertz Alquiler de Maquinaria dentro de los dos (2) días laborables siguientes a aquél en que tenga conocimiento de la admisión de trámite o en el que el Juez competente notifique a Hertz Alquiler de Maquinaria que ha ordenado su emplazamiento; y

(b)      the judicial approval (“admisión a trámite”) of the application for necessary bankruptcy (“concurso necesario”) served to the relevant Judge by any entitled person other than Hertz Alquiler de Maquinaria within two (2) business days period following the date on which it became aware of the approval of the application or on which the relevant Judge has served notice to Hertz Alquiler de Maquinaria of its citation; and

(ii) llevar y mantener al corriente el preceptivo libro de contratos con el socio único y, en su caso, transcribir este Contrato al citado libro.	(ii) keep and maintain updated the legally required book on contracts with the sole shareholder and, if applicable, to transcribe to such book this Contract.

SEXTA.- EJERCICIO DE LOS DERECHOS DE LAS PARTICIPACIONES PIGNORADAS	SIXTH.- EXERCISE OF RIGHTS OF THE PLEDGED SHARES

6.1      Sujeto al cumplimiento de la cláusula 5.1 anterior, los derechos políticos derivados de las Participaciones corresponderán al Pignorante. Sin perjuicio de lo previsto en el apartado (c) de la Cláusula 5.1 anterior, el Pignorante ejercerá sus derechos de voto en junta general de socios y a través de

6.1      Subject to satisfaction of clause 5.1 above, the Parties agree that the Pledgor shall be entitled to exercise all the voting and other political rights attached to the Shares. Without prejudice to paragraph (c) of Clause 5.1 above, the Pledgor shall exercise its voting rights in the general shareholders’ meeting and sus representantes en los órganos de administración de Hertz Alquiler de Maquinaria de manera coherente con el cumplimiento por parte del Pignorante de sus obligaciones derivadas del Contrato de Créditos Puente.

through its representatives in the governing bodies of Hertz Alquiler de Maquinaria in a way consistent with the obligations under the Bridge Facilities Agreemetnt.

No obstante, el Pignorante se obliga a que, tan pronto como le sea comunicado por el Agente de Garantías un Supuesto de Vencimiento Anticipado del Contrato de Créditos Puente o de los Créditos Garantizados conforme a sus propios términos, adoptará todos los actos necesarios para celebrar una junta general de socios de Hertz Alquiler de Maquinaria dentro del plazo máximo de quince (15) días a contar desde la fecha de recepción de tal comunicación, en cuyo orden del día se incluya la modificación de los Estatutos Sociales de Hertz Alquiler de Maquinaria consistente en atribuir al Agente de Garantías el ejercicio de los derechos políticos en caso de prenda de Participaciones (tanto si la misma ha sido constituida con anterioridad al referido acuerdo de modificación estatutaria como si ha sido constituida con posterioridad al mismo), obligándose igualmente a votar de forma favorable con respecto a dicha modificación, así como a realizar todas las actuaciones que sean precisas en relación con la eficacia de dicho acuerdo de modificación estatutaria, incluyendo la inscripción del mismo en el Registro Mercantil. Igualmente, el Pignorante confiere a favor del Agente de Garantías un mandato representativo para que, desde el mismo momento de la recepción por el Pignorante de la comunicación del Agente de Garantías antes referida, y actuando en nombre y representación del Pignorante, el Agente de Garantías asista a las juntas generales de socios y ejerza los derechos de voto y demás derechos políticos

However, the Pledgor undertakes that, as soon as it is given notice by the Security Agent of an Event of Acceleration of the Bridge Facilities Agreement or the Secured Loans according to their terms, the Pledgor shall perform all the acts necessary to hold a general shareholders’ meeting within the maximum term of fifteen (15) days from the reception of said notice. The agenda of said General Shareholders’ Meeting shall include an amendment of Hertz Alquiler de Maquinaria’s By-laws so as to permit the pledgee to exercise the voting and other political rights attached to the Shares in the event of a pledge of shares (regardless of whether it has been created prior to or after said amendment of the By-laws). The Pledgor also undertakes to vote in favour of said amendment, and to perform all the acts necessary for the effectiveness of said resolution amending the By-laws, including its recording at the Commercial Registry. Likewise, the Pledgor grants in favour of the Security Agent a power of attorney so that the Security Agent may, from the receipt of the aforementioned Security Agent´s notice by the Pledgor, and acting in the name and on behalf of the Pledgor, attend the general shareholders’ meetings and exercise the voting and other political rights corresponding to the Shares. Said power of attorney is necessary for compliance with the Secured Obligations and with the obligations derived from this Contract and, therefore, shall be irrevocable as long as the Pledges are not cancelled.

correspondientes a las Participaciones. Dicho mandato resulta necesario para el cumplimiento de las Obligaciones Garantizadas y las obligaciones derivadas de este Contrato y, en consecuencia, será irrevocable hasta que se produzca la cancelación de las Prendas. Sin perjuicio de ello, el Pignorante se obliga también a conferir los poderes a favor del Agente de Garantías que le sean requeridos por el Agente de Garantías para el efectivo ejercicio por éste de dichos derechos políticos de acuerdo con la normativa legal en materia de sociedades en España.

Notwithstanding the foregoing, the Pledgor also undertakes to grant the powers of attorney in favour of the Security Agent that are requested by the Security Agent in order to guarantee the effective exercise of said voting and political rights in accordance with the regulations applicable pursuant to Spanish corporate law.

6.2      Desde que suceda un Supuesto de Vencimiento Anticipado conforme a este Contrato, todas las cantidades que se deriven de la amortización, total o parcial, de las Participaciones, así como los rendimientos, intereses, frutos o dividendos producidos por las Participaciones quedarán a disposición del Agente de Garantías y serán aplicadas según lo previsto en el Contrato entre Acreedores a la satisfacción de las Obligaciones Garantizas. Cualquier sobrante será empleado o, en su caso, pignorado para garantizar el cumplimiento de cualesquiera otras Obligaciones Garantizadas pendientes, en los términos que se prevén en la Cláusula 1.8 anterior.

6.2      Upon the occurrence of an Event of Acceleration according to this Contract, all proceeds arising from the total or partial redemption of the Shares, as well as the yields, interests, fruits or dividends produced by the Shares, shall be for the benefit of the Security Agent and will be applied in accordance with the provisions of the Intercreditor Deed to satisfy the Secured Obligations. Any surplus will be used or pledged to guarantee the fulfillment of any outstanding Secured Obligation in accordance with Clause 1.8 above.

6.3      El Pignorante se compromete a que, hasta que se produzca un Supuesto de Vencimiento Anticipado, todas las cantidades que se deriven de la amortización, total o parcial, de las Participaciones, así como los rendimientos, intereses, frutos o dividendos producidos por las Participaciones serán abonados, salvo que el Créditos Garantizados o el Contrato de Créditos Puente disponga(n)

6.3      The Pledgor covenants and undertakes that until the occurrence of an Event of Acceleration, all proceeds arising from the total or partial redemption of the Shares, as well as the yields, interests, fruits or dividends produced by the Shares will, unless otherwise permitted under the Secured Loans or the Bridge Facilities Agreement will be credited to a bank accounts pledged in accordance with certain contract on pledges of otra cosa, en una cuentas bancarias de las que se hallan pignoradas de acuerdo con cierto contrato de prenda de derechos derivados de cuentas bancarias celebrado entre el Pignorante, el Acreedor Pignoraticio y el Agente de Garantías en la misma fecha que este Contrato.

credit rights from bank accounts entered into between the Pledgor, the Secured Creditor and the Security Agent on the same date as this Contract.

SÉPTIMA.- CANCELACIÓN DE LAS PRENDAS	SEVENTH.- RELEASE OF THE PLEDGES

Una vez que se hayan cumplido íntegramente todas las Obligaciones Garantizadas o en los supuestos contemplados en la sección 10 del Apéndice 19 del Contrato de Créditos Puente o en cualquier otro Documento de Financiación (tal como se definen en el Contrato de Créditos Puente), el Agente de Garantías, dentro de los quince (15) días hábiles siguientes al requerimiento escrito efectuado por el Pignorante en tal sentido, otorgará cuantos documentos públicos o privados sean necesarios para declarar la cancelación de las Prendas, devolviendo los Títulos de Propiedad al Pignorante, así como también cualesquiera otros dividendos o rendimientos producidos por las Participaciones constituidas en prenda y no aplicados según lo previsto en el Contrato de Créditos Puente, los Créditos Garantizados y los demás Documentos de Financiación, salvo que el Agente de Garantías haya ejercitado el derecho que le confiere el artículo 1.866 del Código Civil. No obstante lo anterior, en caso de que cualquiera de los supuestos referidos arriba sea una Disposición Permitida (tal como se define en el Contrato de Créditos Puente) o cualquier venta o disposición permitida por los Créditos Garantizados o en el Contrato de Créditos Puente, las Prendas que recaigan sobre los activos dispuestos se entenderán automáticamente canceladas con efecto desde el día de dicha disposición (permaneciendo en vigor las Prendas sobre el resto de activos no dispuestos). Todos los tributos y gastos de Notario y, en su caso, de

Once all the Secured Obligations have been fully discharged or upon occurrence of the events included in section 10 of Schedule 19 to the Bridge Facilities Agreement or any other Finance Document, the Security Agent, within the fifteen (15) business days following the Pledgor’s written request in this regard, shall execute as many public or private documents as necessary to document the release of the Pledges, returning to the Pledgor the Property Titles, as well as other dividends or yields produced by the Shares and not applied according to the Bridge Facilities Agreement, the Secured Loans and any other Finance Documents, unless the Security Agent exercise the right conferred by Article 1866 of the Civil Code. Notwithstanding the foregoing, if any of the events referred above is a Permitted Disposal (as defined in the Bridge Facilities Agreement) or any sale or disposition otherwise permitted by the Secured Loans or in the Bridge Facilities Agreement, the Pledges over the asset disposed shall be deemed to be automatically released with effect from the day of such disposal (remaining in full force the Pledges in respect of all other non-disposed assets). All Notary fees, expenses and costs of serving notices arising from the cancellation shall be borne by the Pledgor, in the terms and with the scope provided under the Bridge Facilities Agreement.

notificaciones derivados de dicha cancelación correrán de cargo del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

OCTAVA.- EJECUCIÓN DE LAS PRENDAS	EIGHT.- FORECLOSURE OF THE PLEDGES

8.1      El Pignorante declara y garantiza al Agente de Garantías, que en los Estatutos de Hertz Alquiler de Maquinaria no se contiene ninguna clase de derecho de adquisición preferente o restricción a la libre transmisibilidad de las Participaciones, distinta a la prevista por ley, que pueda dificultar la ejecución de las Prendas por el Agente de Garantías según lo previsto en esta cláusula 8.

8.1      The Pledgor represents and warrants to the Security Agent that Hertz Alquiler de Maquinaria’s By-laws do not contain any kind of pre-emptive rights or restrictions to the free transfer of the Shares, other than as porvided by law, which may make the foreclosure of the Pledges by the Security Agent difficult as per Clause 8 of this Contract.

8.2      El Agente de Garantías estará autorizado para ejecutar la Prenda A, las Prendas B y la Prenda C conjuntamente (si bien las Prendas B siempre deberán ejecutarse conjuntamente y nunca individual o separadamente), en el caso de que se produzca un supuesto de incumplimiento bajo el Contrato de Créditos Puente o cualquiera de los Créditos Garantizados que constituya una causa de vencimiento anticipado que continúe, no sea renunciado y respecto del que se hubiera entregado una notificación declarando el vencimiento anticipado conforme a lo estipulado en el Contrato de Créditos Puente o el Créditos Garantizados (“Supuesto de Vencimiento Anticipado”). Las Partes acuerdan que para poder iniciar el procedimiento de ejecución, el Agente de Garantías deberá determinar en dicha notificación la cantidad debida bajo las Obligaciones Garantizadas, indicando que dicha cantidad es exigible bajo el Contrato de Créditos Puente o/y los Créditos Garantizados a la fecha correspondiente, que está vencida y que permanece

8.2      The Security Agent will be entitled to foreclose on the Pledge A, the Pledges B and the Pledge C jointly (but the Pledges B must always be foreclosed jointly and not separately) upon the occurrence of any event of default under the Bridge Facilities Agreement or any of the Secured Loans which constitutes a cause of early termination, is continuing, not waived and for which a notice of acceleration has been previously given in accordance with the Bridge Facilities Agreement or the Secured Loans (“Event of Acceleration”). The Parties agree that in order to commence the enforcement process the Security Agent shall state in the notice the amount owing under the Secured Obligations, the fact that such amount can be called under the Bridge Facilities Agreement or/and the Secured Loans at the corresponding date, that it has fallen due and that it remains unpaid.

impagada.

8.3      A los efectos de la ejecución de las Prendas, y sin perjuicio de (i) la responsabilidad patrimonial universal e ilimitada del Pignorante y de Hertz Alquiler de Maquinaria en los términos del Contrato de Créditos Puente y los Créditos Garantizados, que no se entenderá limitada en modo alguno por la constitución de las Prendas, y (ii) cualesquiera otras garantías constituidas a favor del Agente de Garantías, el Agente de Garantías podrá iniciar, a su discreción, cualesquiera de los procedimientos que legalmente le asistan, ya sea el proceso judicial declarativo, el de ejecución forzosa, o el extrajudicial previsto en el artículo 1.872 del Código Civil. En el caso de que el Agente de Garantías decida emplear cualesquiera de estos procedimientos, tal decisión no precluirá la posibilidad de acudir a cualquiera de los restantes, en tanto en cuanto las Obligaciones Garantizadas no se hayan cumplido íntegramente.

8.3      For the purposes of the foreclosure of the Pledges, and notwithstanding (i) the unlimited (“universal”) liability of the Pledgor and of Hertz Alquiler de Maquinaria under the Bridge Facilities Agreement and the Secured Loans, which will not be limited in any way as a result of the creation of the Pledges, and (ii) any other security interest held by the Security Agent, the Security Agent may, at its discretion, use any of the available judicial proceedings, either the corresponding declarative judicial proceeding (“proceso declarativo”), the executive judicial proceeding (“proceso de ejecución forzosa”), or the non-judicial proceeding provided for under Article 1872 of the Spanish Civil Code. Should the Security Agent decide to use any of these proceedings, such decision will not prevent it from initiating a new claim under any of the remaining available proceedings for as long as the Secured Obligations have not been fully discharged.

8.4 A los efectos de la ejecución de las Prendas, las Partes acuerdan y expresamente declaran que:	8.4 For the purposes of the foreclosure of this Pledges, the Parties agree and expressly state that:

(a)      En caso de ejecución de las Prendas, el importe de la deuda líquida, vencida y exigible será, salvo error manifiesto, la cantidad especificada en la certificación emitida por el Agente de Garantías, en la que conste el saldo al día de cierre de las cuentas referidas en los Créditos Garantizados y/o el Contrato de Créditos Puente, abiertas a nombre del Pignorante y/o Hertz Alquiler de Maquinaria, para la contabilización de los pagos de principal, intereses ordinarios, intereses de demora, comisiones, gastos y cualesquiera otras cantidades debidas en virtud de los Créditos Garantizados y/o el

(a)      In the event of foreclosure of the Pledges, the amount of the due and payable liquidated debt shall be, absent manifest error, the amount specified in the certification issued by the Security Agent which attests to the closing-date balance in the accounts referred to in the Secured Loans and/or the Bridge Facilities Agreement, opened by the Pledgor and/or Hertz Alquiler de Maquinaria, for the accounting of the repaid principal, ordinary interests, default interests, fees, expenses and any other amount due under the Secured Loans and/or the

Contrato de Créditos Puente;	Bridge Facilities Agreement.

(b)      La liquidación para determinar la deuda ejecutivamente reclamable se efectuará por el Agente de Garantías. En consecuencia, bastará para la ejecución de las Prendas la presentación de los siguientes documentos: (i) el original de este Contrato; (ii) acompañada de certificación en la que el Notario interviniente acredite la conformidad del Contrato con los asientos de su libro-registro y la fecha de éstos; (iii) acta notarial que incorpore la certificación, expedida por el Agente de Garantías, de la deuda que resulte a cargo del Pignorante, así como el extracto de las partidas de cargo y abono y las correspondientes a la aplicación de intereses que determinan el saldo concreto por el que se pide el despacho de ejecución, acreditando que la liquidación de la deuda se ha practicado en la forma pactada en los Créditos Garantizados y/o el Contrato de Créditos Puente; y (iv) acta notarial que acredite haber notificado previamente al Pignorante la cantidad exigible resultante de la liquidación.

(b)      The Security Agent will be in charge of the settlement to determine the amount which is due, payable and enforceable. As a result, the submission of the following documents will be sufficient for the foreclosure of the Pledges: (i) the original of this Contract; (ii) a certificate issued by the Notary Public, attesting that this Contract coincides with the entries in his official registry book and the date of such entries; (iii) an affidavit duly attested to by the Notary Public with an attached certification issued by the Security Agent in order to reflect the amount due by the Pledgor, as well as an extract from the credit and debit entries including the corresponding interest applied which determines the balance which is being claimed by the Security Agent, evidencing that the liquidation of the debt has been executed in the form agreed in the Secured Loans and/or the Bridge Facility Agreement; and (iv) a notarial certificate evidencing that the Pledgor has been served notice of the amount that is due and payable.

8.5 En el caso de que el Agente de Garantías, decida seguir el procedimiento establecido en el artículo 1.872 del Código Civil, las Partes acuerdan que:	8.5 Should the Security Agent decide to follow the procedure set forth in Article 1872 of the Civil Code, the Parties agree as follows:

(a) Las direcciones a efectos de notificaciones son las determinadas conforme a la Cláusula 10 siguiente.	(a) Domiciles for purposes of notifications will be those provided for under Clause 10.

(b) El precio de referencia de las Participaciones a los efectos de su subasta será el de su valor nominal.	(b) The reference price of the Shares for purposes of their auction will be their face value.

(c) El Pignorante nombra al Agente de	(c) The Pledgor hereby appoints the

Garantías, quien actuará a través de sus representantes autorizados, como mandatario para representarle en la subasta de las Participaciones pignoradas, y autoriza irrevocablemente al Agente de Garantías para otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar de la transmisión de las Participaciones a favor del adquirente o adquirentes, según sea el caso, con autorización expresa para otorgar aquellos documentos en los que el Agente de Garantías sea parte como comprador en su propio nombre y derecho o en nombre y representación de el Agente de Garantías.

Security Agent, who will act through its duly authorized representatives, as its Security Agent in the auction of the pledged Shares, and irrevocably authorizes the Security Agent to execute, acting in the name and on behalf of the Pledgor, all public documents which are required in order to formalize the transfer of the Shares in favour of the purchaser or purchasers, as the case may be, with express authority to also execute documents to which the Security Agent is a party as purchaser in its own name and on its own behalf or in the name and on behalf of the Security Agent.

(d)      Será competente para la ejecución el Notario designado por el Agente de Garantías y el precio de referencia de la primera subasta será el precio indicado en el apartado (b) anterior. Para la segunda subasta, el precio mínimo de referencia será el ochenta por ciento (80%) del precio indicado en el apartado (b) anterior. Para la tercera subasta, no será necesario un precio mínimo de referencia. Las Participaciones serán adjudicadas al mejor postor. En relación con esta Cláusula 8.5:

(d)      The authorized Notary Public will be a Spanish notary public designated by the Security Agent and the reference price for the first auction will be the price provided pursuant to (b) above. For the second auction, the minimum reference price shall be eighty per cent (80%) of the price provided pursuant to (b) above. For the third auction, a minimum reference price is not necessary. The Shares will be awarded to the highest bidder. With regard to this Clause 8.5:

(i) a petición del Agente de Garantías, podrán celebrarse cuartas y posteriores subastas con las mismas formalidades anteriores y sin precio mínimo de referencia;	(i) at the request of the Security Agent, fourth and subsequent auctions may take place, subject to the same formalities and without a minimum reference price.

(ii) igualmente, a petición del Agente de Garantías, se podrán celebrar subastas parciales únicamente sobre parte de las Participaciones; y	(ii) likewise, at the request of the Security Agent, partial auctions may take place with respect to only part of the Shares; and

(iii) el desacuerdo del Pignorante en	(iii) the disagreement of the Pledgor

relación con el importe o la exigibilidad de la deuda no suspenderá ni retrasará la ejecución.	with respect to the amount of debt or ability to pay the debt will not suspend or delay the foreclosure procedures.

(e) El Notario estará autorizado a llevar a cabo todas aquellas acciones que estime apropiadas para asegurar la publicidad de las subastas.	(e) The Notary Public will be authorized to take whatever actions he deems appropriate in order to ensure that the auctions become public knowledge.

(f)       Todas las subastas serán publicadas mediante anuncio inserto en al menos un diario de difusión nacional con una antelación mínima de diez (10) días naturales a la celebración de la subasta, pudiendo ser anunciadas de forma simultánea, teniendo en cuenta que deberán transcurrir un mínimo de cuatro (4) días hábiles entre una y otra subasta, si fuera necesario. Con la misma antelación mínima, deberá notificarse al Pignorante el Notario que vaya a ejecutar las Prendas.

(f)       All the auctions will be publicly announced by an advertisement in at least one national newspaper, at least ten (10) calendar days prior to the first auction. The auctions may be announced simultaneously. At least four (4) working days must elapse between each auction, if necessary. Within the same ten (10) calendar day term, notice to the Pledgor will be served with respect to the Notary Public who will enforce the Pledges.

(g)      Todos los licitadores oferentes deberán depositar en garantía ante el Notario una cantidad igual al cinco por ciento (5%) del precio de referencia de las Participaciones en la primera subasta. Tal cantidad será devuelta al licitador no ganador una vez realizada la subasta. El Agente de Garantías podrá comparecer en todas las subastas, sin necesidad de realizar el depósito en garantía.

(g)      Bidders will be required to deposit in an escrow account with the Notary Public an amount equivalent to five per cent (5%) of the reference price of the Shares at the first auction. Such amount will be returned to any unsuccessful bidder once the auction is over. The Security Agent may attend any auction without being required to make a deposit.

(h)      El ganador de la subasta deberá pagar la diferencia entre el importe depositado en garantía y el precio de adquisición de las Participaciones dentro de los tres (3) días hábiles siguientes a la fecha de la subasta; en el caso de que el ganador de la subasta no efectúe el pago de tal diferencia, perderá la cantidad depositada en garantía. Esta

(h)      Whoever wins the auction shall pay the balance between the amount subject to the escrow deposit and the acquisition price of the Shares within three (3) business days from the date of the auction; should the winner of the auction fail to pay such balance, it will lose the amount in the escrow deposit. Such amount will be used to reduce the Secured cantidad se destinará a reducir las Obligaciones Garantizadas. Igualmente, el ganador de la subasta podrá ceder su derecho de compra de las Participaciones a un tercero, entregando al Agente de Garantías los documentos que evidencien la validez y eficacia de dicha cesión dentro de los diez (10) días naturales siguientes a la fecha de la misma. El tercero cesionario deberá pagar, en tal caso, la diferencia entre la cantidad depositada en garantía por el ganador de la subasta y el precio de adquisición de las Participaciones dentro de los tres (3) días hábiles siguientes a la fecha de la subasta. El incumplimiento en el pago de tal cantidad comportará la pérdida de la cantidad depositada en garantía. Esta cantidad se destinará a reducir las Obligaciones Garantizadas.

Obligations. Likewise, the winner of the auction bid may assign its right to purchase the Shares to a third party, delivering to the Security Agent the documents evidencing the validity and effectiveness of said assignment within the ten (10) calendar days from the date of the assignment. The assignee shall pay, in that event, the balance between the escrow deposit made by the winner of the auction bid and the acquisition price of the Shares within the above said three (3) business days. Failure to pay such amount will result in the loss of the amount subject to the escrow deposit. Such amount will be used to reduce the Secured Obligations.

(i)       La cantidad obtenida en la subasta, una vez deducidos todos los gastos derivados del procedimiento de ejecución, será entregada por el Notario al Agente de Garantías quien, a su vez, actuando en representación de los Acreditantes y/o el Acreedor Pignoraticio, entregará al Pignorante cualquier sobrante después de satisfacer todas las Obligaciones Garantizadas.

(i)       The price obtained in the auction, once all expenses arising from the foreclosure procedures have been duly covered, will be delivered by the Notary Public to the Security Agent, who, acting on behalf of the Lenders and/or the Secured Creditor, will in turn deliver to the Pledgor an amount equal to any excess after the Secured Obligations have been fully discharged.

(j)       En el caso de que el Agente de Garantías adquiera en la subasta las Participaciones, en representación de los Acreditantes, éstas serán pagadas mediante compensación por reducción de la cantidad debida a los representados del Agente de Garantías en una cuantía equivalente a aquella ofrecida por el Agente de Garantías (en representación de los Acreditantes) como precio de adquisición de las Participaciones. Si dicho precio de adquisición de las

(j)       If, in the auction, the Security Agent acquires the Shares on behalf of the Lenders, said Shares shall be paid by compensation or set-off of the outstanding debt to the parties represented by the Security Agent in such an amount equivalent to that offered by the Security Agent (on behalf of the Lenders) as the acquisition price for the Shares. If the acquisition price for the Shares is higher than the outstanding debt

Participaciones fuera superior a la cantidad debida a los representados del Agente de Garantías, éste abonará dicho exceso al Pignorante ingresando el mencionado importe en la cuenta bancaria que el Pignorante expresamente le indique.

to the parties represented by the Security Agent, the Security Agent shall pay said surplus to the Pledgor, transferring said amount to the bank account determined by the Pledgor.

(k) Las cantidades obtenidas por la venta de las Participaciones serán empleadas al pago de las Obligaciones Garantizadas en el orden de pago señalado en el Contrato entre Acreedores.	(k) The amounts resulting from the sale of the Shares will be allocated to the payment of the Secured Obligations in accordance with the Intercreditor Deed.

8.6      El Agente de Garantías mantendrá todos los derechos y acciones que le correspondan contra el Pignorante por la parte de las Obligaciones Garantizadas que no hayan sido íntegramente satisfechas o que no hayan resultado satisfechas como consecuencia de la ejecución de las Prendas, incluso si, con arreglo a lo contemplado en el apartado (j) de la cláusula 8.5 anterior, el Agente de Garantías hubiera adquirido las Participaciones, en cuyo caso sólo se tendrá por extinguida una parte de la deuda equivalente al precio ofrecido por el Agente de Garantías por las Participaciones, manteniéndose la exigibilidad y el rango de la parte restante de las Obligaciones Garantizadas.

8.6      The Security Agent will retain all rights and claims against the Pledgor for that part of the Secured Obligations which is not fully discharged or which remains unsatisfied after the foreclosure of the Pledges, even if, according to paragraph (j) of Clause 8.5 above, the Security Agent, on behalf of the Lenders, has acquired the Shares. In this case, only the part of the debt equivalent to the price offered by the Security Agent for the Shares shall be deemed to have been set off, maintaining the enforceability and the ranking of the remaining Secured Obligations.

8.7      En el caso de que se obtenga el cobro por los Acreditantes de cualesquiera Obligaciones Garantizadas a través de la ejecución de la Prenda, el Pignorante renuncia al cobro de cualesquiera créditos o derechos en los que pudiera subrogarse o pudieran originarse a su favor frente a los Obligados como consecuencia de ello, en tanto no hayan sido plenamente satisfechas a los Acreditantes o el Acreedor Pignoraticio la totalidad de las respectivas

8.7      In the event that the Security Agent collect any of the Secured Obligations through the execution of the Pledges, the Pledgor waives their right to collect any of the credits or rights in which it could be subrogated or which could arise in its favour against the Obligors as a consequence of the aforementioned, to the extent that the respective Secured Obligations owed to all the Lenders or the Secured Creditor under the Bridge Facilities Agreement or the Secured

Obligaciones Garantizadas bajo el Contrato de Créditos Puente o los Créditos Garantizados, quedando en consecuencia los créditos o derechos del Pignorante, a todos los efectos, subordinados a los créditos de los Acreditantes y el Acreedor Pignoraticio.

Loans have not been fully satisfied, so that as a result the credits or rights of the Pledgor remains, to all intents and purposes, subordinated to the Lenders’ and the Secured Creditor’s credits.

8.8      La ejecución de las Prendas queda sujeta a los términos y condiciones previstos en el Contrato entre Acreedores, distribuyéndose las cantidades obtenidas de la ejecución de las Prendas de conformidad con lo previsto en el mismo.

8.8      The enforcement of the Pledges is subject to the terms and conditions included in the Intercreditor Deed, so any proceeds obtained from such enforcement shall be distributed according to its terms.

NOVENA.- TRIBUTOS Y GASTOS	NINTH.- TAXES AND EXPENSES

Los honorarios notariales, tributos y cualesquiera otros costes y gastos que origine la preparación, negociación, suscripción, registro y cumplimiento de este Contrato, y su cancelación, así como los gastos derivados de la ejecución de las Prendas (incluidos cualesquiera gastos u honorarios de abogados y procuradores, aún cuando la intervención de estos no fuere legalmente exigible) serán satisfechos por la parte del Pignorante, en los términos y con el alcance previsto en el Contrato de Créditos Puente.

The Notary fees, taxes and any other costs and expenses arising from the preparation, negotiation, execution, registration and performance of this Contract, and its cancellation, as well as costs arising in the event of foreclosure of the Pledges, including costs and expenses incurred by lawyers and judicial agents (“procuradores”), even when the services of any of the aforementioned are not legally required, will be borne the Pledgors in the terms and with the scope provided under the Bridge Facilities Agreement.

DÉCIMA.- NOTIFICACIONES	TENTH.- NOTICES

10.1   Todas las notificaciones que deban realizarse a las Partes en virtud del presente Contrato, excepto cuando específicamente se prevea otra cosa, se realizarán por correo certificado con acuse de recibo, telegrama con acuse de recibo o, en caso de urgencia, por telex o fax, si bien en este último caso, la notificación deberá ser confirmada por carta dentro de los cinco (5) días naturales siguientes. No se exigirá un código concreto.

10.1   All notices which must be sent to the Parties under this Contract, except as otherwise expressly provided, shall be made either by certified letter with acknowledgment of receipt, by telegram with acknowledgment of receipt or, when urgent, by telex or fax, although in the case of telex or fax the notice should be confirmed by letter within the following five (5) calendar days. No specific code shall be required.

10.2 A los efectos del presente Contrato, las Partes señalan como domicilio para	10.2 For the purposes of this Agreement, the Parties designate as valid addresses for

notificaciones, requerimiento y diligencias similares los que constan en el Contrato de Créditos Puente o, en su defecto, los Créditos Garantizados.	notices, summons and other required formalities those stated in the Bridge Facilities Agreement or, if applicable, the Secured Loans.

10.3   Cualquier cambio en las direcciones antes mencionadas deberá ser comunicado a las otras Partes por correo con acuse de recibo remitido por conducto notarial, y únicamente surtirá efecto en la fecha en que la otra Parte reciba la comunicación.

10.3   Any change to the above-mentioned addresses must be communicated to the other Parties by mail with acknowledgment of receipt sent through a Notary Public, and shall only take effect on the date on which the other Parties receive the notification.

UNDÉCIMA.- MODIFICACIÓN DE ESTE CONTRATO	ELEVENTH.- AMENDMENT OF THIS CONTRACT

Cualquier modificación de este Contrato será suscrita por todas las Partes. Si fuera requerido de forma razonable para ello por el Agente de Garantías, el Pignorante se compromete a otorgar, en el plazo máximo de diez (10) días naturales desde la fecha de tal requerimiento, cuantos documentos públicos y privados de subsanación, complemento o aclaración de el presente Contrato fueran necesarios.

Any amendment to this Contract shall be executed in writing by all Parties. Should the Security Agent reasonably request it, the Pledgor undertakes to execute, within a maximum period of ten (10) calendar days from the date of such demand, any public or private documents necessary to correct, supplement or clarify this Contract.

DUODÉCIMA.- PODER	TWELFTH.- POWER OF ATTORNEY

El Pignorante por la presente otorga a favor del Agente de Garantías (que acepta dicho otorgamiento en su condición de (i) representante de los Acreditantes al amparo del Contrato entre Acreedores y (ii) el Acreedor Pignoraticio al amparo de las cláusulas 1.1 y 1.3 anterior), a través de cualquiera de sus sucursales y representantes, poder irrevocable, tan amplio en Derecho como resulte necesario o conveniente, incluida la facultad de autocontratación y de delegación, para que éste pueda, en caso de incomparecencia del Pignorante ante la solicitud previa por escrito del Agente de Garantías, realizar cualesquiera actuaciones que resulten necesarias para ejecutar los términos de este Contrato y realizar cuantas actuaciones y ejecutar cuantos instrumentos sean necesarios para el cumplimiento de los

The Pledgor hereby grants an irrevocable power of attorney, as extensive as is required or convenient in Law, with an express power to self-contract and delegate, in favour of the Security Agent (who accepts in its capacity as (i) representative of the Lenders in accordance with the Intercreditor Deed and (ii) representative of the Secured Creditor in accordance with clauses 1. 1 and 1.3 above) acting through any of its representatives so that it may, in case of non-execution of the Pledgor upon written request of the Security Agent, in the name and on behalf of the Pledgor, take any action that may be necessary for the purpose of carrying out the terms of this Contract and take any action and execute any instrument which may be necessary to accomplish the purposes of this Contract.

términos de este Contrato.

Entre dichas facultades se incluyen, a título enunciativo, las siguientes: (i) otorgar cuantos documentos públicos o privados fueren necesarios para formalizar, en nombre y representación del Pignorante, la extensión de las Prendas o para modificar, subsanar, complementar o aclarar el presente Contrato o cualesquiera documentos públicos que se hubieren formalizado en relación con la misma; (ii) en caso de aumento del capital social de Hertz Alquiler de Maquinaria, asumir las nuevas Participaciones en nombre y representación del Pignorante; (iii) ejercitar conforme a lo previsto en este Contrato los derechos políticos y económicos asociados a las Participaciones desde el momento en que se notifique a Hertz Alquiler de Maquinaria y al Pignorante la ejecución de la Prenda; (iv) representar al Pignorante en la subasta de las Participaciones pignoradas y otorgar, en nombre y representación del Pignorante, todos los documentos públicos que sean necesarios para formalizar de la transmisión de las Participaciones a favor del adquirente o adquirentes; (v) designar al Notario español que estime conveniente para formalizar cualesquiera documentos públicos que hayan de otorgarse en relación con este Contrato; (vi) liquidar y pagar, a costa del Pignorante, cuantos gastos y tributos se deriven de los actos realizados y documentos formalizados en cumplimiento de lo pactado en el presente Contrato; y (vii) realizar cualesquiera otras actuaciones que resulten necesarias para dar cumplimiento a lo pactado en este Contrato.

Among the powers granted, for instance, are the following: (i) to execute as many public or private documents as may be necessary in order to formalize, in the name and on behalf of the Pledgor, the extension of the Pledges, or in order to modify, amend, correct, supplement or clarify this Contract or any public documents executed in connection with this Contract; (ii) in the event of a share capital increase with respect to Hertz Alquiler de Maquinaria, to acquire the new shares in the name and on behalf of the Pledgor; (iii) to exercise in accordance with the terms of this Contract the political and economic rights attached to the Shares from the date when Hertz Alquiler de Maquinaria and the Pledgor are served notice of the foreclosure of the Pledge; (iv) to represent the Pledgor in the auction of the pledged Shares and to execute, in the name and on behalf of the Pledgor, every public document which may be necessary in order to formalize the transfer of the Shares in favour of the acquirer or acquirers; (v) to appoint the Notary Public which the Security Agent deems appropriate in order to formalize any public documents which may be executed in connection with this Contract; (vi) to pay, at the Pledgor’s expense, the costs and taxes that arise from the actions performed and from the documents executed in compliance with this Contract; and (vii) to perform any other actions which may be necessary in order to comply with this Contract.

El presente poder se configura como irrevocable y estará en vigor mientras subsista cualquier obligación pendiente de pago o cumplimiento bajo el Contrato de Créditos Puente y los Créditos Garantizados o este Contrato. La revocación unilateral de este Poder por el Pignorante no producirá efecto alguno.

These powers of attorney are irrevocable and will be in force while the obligation of payment or compliance under the Bridge Facilities Agreement and the Secured Loans or this Contract remains pending. The unilateral revocation of these powers of attorney by the Pledgor shall not have any effect.

En el supuesto de que el Agente de Garantías	Should the Security Agent waive resign or be

renunciase o fuera separado como Agente de Garantías de acuerdo con lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores, el Agente de Garantías queda expresamente facultado para delegar los presentes poderes y para otorgar nuevos poderes en virtud de los conferidos en el presente Contrato (o ser sustituido en éstos), en los mismos términos y condiciones, a favor del Acreditante que sea designado como nuevo Agente de Garantías en virtud de lo dispuesto en el Contrato de Créditos Puente o en el Contrato entre Acreedores. El Pignorante declara conocer y aceptar que el ejercicio por el Agente de Garantías de las facultades que recibe en virtud del presente poder pueden implicar autocontratación.

removed from its position as Security Agent under the Bridge Facilities Agreement or the Intercreditor Deed, the Security Agent is expressly authorised to delegate the present powers and grant new powers of attorney pursuant to those conferred in this Contract (or to be replaced herein), in upon the same terms and conditions, to the Lender designated as the new Security Agent pursuant to the Bridge Facilities Agreement or the Intercreditor Deed. The Pledgor declares to that it is aware and accepts that the exercise of these powers of attorney by the Security Agent may involve self-contracting.

DECIMOTERCERA.- CESIÓN DE LA PRENDA	THIRTEENTH.- ASSIGNMENT OF THE PLEDGE

13.1   El Acreedor Pignoraticio y los Acreditantes estarán facultados para ceder total o parcialmente en cualquier momento su respectiva posición bajo este Contrato siempre conjuntamente con el Contrato de Créditos Puente o los Créditos Garantizados, según corresponda, a un cesionario permitido en y de acuerdo con los términos de los mismos. En consecuencia, el Pignorante por la presente reconoce y acepta de forma incondicional e irrevocable el derecho del Acreedor Pignoraticio y los Acreditantes a realizar tales cesiones, por lo que las referencias realizadas en este Contrato al Acreedor Pignoraticio, los Acreditantes y al Agente de Garantías se entenderán realizadas a los cesionarios en caso de que medien tales cesiones. En cualquier caso, la cesión del Acreedor Pignoraticio o un Acreditante o el Agente de Garantías no supondrá un coste adicional para el Pignorante.

13.1   The Secured Creditor and the Lenders are entitled to assign entirely or partially at any time their respective position under this Contract always jointly with the Bridge Facilities Agreement or the Secured Loans, as applicable, to an assignee as permitted by and in accordance with the provisions thereof. Therefore, the Pledgor hereby unconditionally and irrevocably acknowledges and agrees the right of the Secured Creditor and the Lenders to make said assignments; thus, references hereof to the Secured Creditor, the Lenders or the Security Agent shall be deemed to be made to the assignees if said assignments take place. In any case, the assignment by the Secured Creditor, a Lender or the Security Agent shall not constitute an additional cost for the Pledgor.

13.2 La cesión a cualquier tercero por el Acreedor Pignoraticio, un Acreditante o el Agente de Garantías de su posición	13.2 The assignment to any third party by the Secured Creditor, a Lender or the Security Agent of its contractual contractual bajo el Contrato de Créditos Puente o los Créditos Garantizados implicará la cesión de todos los derechos accesorios, incluidos los derivados de este Contrato. La cesión será documentada si así lo solicita el Agente de Garantías mediante el otorgamiento de un documento público que será firmado por el Agente de Garantías en su propio nombre y derecho y en nombre y por cuenta de los restantes Acreditantes y del Acreedor Pignoraticio, el cedente y el cesionario. No obstante lo anterior, el Pignorante y Hertz Alquiler de Maquinaria deberán, previa solicitud del Agente de Garantías o del cesionario, firmar tal documento público aunque su firma no sea necesaria para la validez o efectividad de la cesión.

position under the Bridge Facilities Agreement or the Secured Loans would entail the assignment of every ancillary right, including those arising from this security interest. The assignment shall be documented, if requested by the Security Agent, by means of a public document (“documento público”) to be executed by the Security Agent, on its own behalf and on behalf of the remaining Lenders an the Secured Creditor, the assignor and the assignee. This notwithstanding, the Pledgor and Hertz Alquiler de Maquinaria shall, upon the Security Agent’s or the assignee’s request, also execute such a public document, even though the intervention of the Pledgor and the Hertz Alquiler de Maquinaria shall not be required for the validity and effectiveness of such assignment.

13.3   El Acreedor Pignoraticio podrá ceder (incluida la cesión en garantía y la prenda) el beneficio y los derechos de la Prenda A y/o la Prenda C al Agente de Garantías (en representación de los Acreditantes) quien, en su caso, podrá ejercitar los derechos que ostenta el Acreedor Pignoraticio en virtud de este Contrato.

13.3   The Secured Creditor may assign (including as an assignment for guarantee purposes or a pledge) the benefit and rights attached to the Pledge A and/or to the Pledge C to the Security Agent (on behalf of the Lenders) who may exercise the rights that the Secured Creditor holds by virtue of this Contract.

DECIMOCUARTA.- LEY APLICABLE Y JURISDICCIÓN	FOURTEENTH.- GOVERNING LAW AND JURISDICTION

14.1 El presente Contrato estará sujeta al derecho común español.	14.1 This Contract shall be governed by Spanish common law.

14.2   Las Partes, con renuncia expresa a su fuero propio, se someten de manera expresa e irrevocable a los Juzgados y Tribunales de la ciudad de Madrid para cualesquiera cuestiones que puedan derivarse de la interpretación, validez o cumplimiento del presente Contrato, incluyendo la ejecución de las Prendas mediante el proceso judicial declarativo o el de ejecución forzosa.

14.2   The Parties, expressly waiving their right to their own forum, expressly and irrevocably submit to the courts of the city of Madrid for any disputes arising from the interpretation, validity, or enforceability of this Contract, including the foreclosure of the Pledges by means of the declarative judicial proceeding (“proceso declarativo”) or the executive judicial proceeding (“proceso de ejecución forzosa”).

DECIMOQUINTA.- IDIOMA	FIFTEENTH.- LANGUAGE

El presente Contrato se otorga en idioma español e inglés. En caso de que surgieran discrepancias entre ambas versiones prevalecerá la versión española.	This Contract is executed in Spanish and in English. In the event of discrepancies between both versions, the Spanish version shall prevail.

EN PRUEBA DE CONFORMIDAD, las Partes suscriben el presente Contrato, firmando a continuación en el lugar y fecha indicados en el encabezamiento, en un ejemplar que será inmediatamente elevado a público a continuación de este acto ante el Notario de Madrid D. Carlos de Prada Guaita.

IN WITNESS HEREOF, the Parties execute this Contract, signing below in the place and on the date indicated in the heading, in one single counterpart which will be raised to the category of public document before the Notary of Madrid Mr. Carlos de Prada Guaita immediately following its execution.

Hertz de España, S.A.

/s/ Alfredo Ruiz Plaza/s/ Juan Carlos Azcona
Alfredo Ruiz Plaza / Juan Carlos Azcona

BSN Automobile Funding B.V.

/s/ Rafael Mínguez Prieto
Rafael Mínguez Prieto

BNP Paribas SA (as Security Agent)

/s/ Germán Ruiz Baraibar Morayta/s/ Agustín Viudas Margalef
Germán Ruiz Baraibar Morayta / Agustín Viudas Margalef

Hertz Alquiler de Maquinaria, S.L.

/s/ Alfredo Ruiz Plaza/s/ Juan Carlos Azcona
Juan Carlos Azcona / Alfredo Ruiz Plaza